UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 3, 2006
Atlantic Coast Entertainment Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-110484	54-2131349

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

c/o Sands Hotel & Casino	08401
Indiana Avenue and Brighton Park, 9th Floor
Atlantic City, New Jersey

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (609) 441-4633
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On September 3, 2006, Atlantic Coast Entertainment Holdings, Inc. (the “Company”), ACE Gaming, LLC (“ACE”), a New Jersey limited liability company and a wholly-owned subsidiary of the Company which owns the Sands Hotel and Casino in Atlantic City, American Real Estate Holdings Limited Partnership (“AREH”), and certain other entities owned by or affiliated with AREH entered into an agreement (the “ Agreement”), with Pinnacle Entertainment, Inc. (“Pinnacle”), pursuant to which Pinnacle agreed to acquire all of the outstanding membership interests in ACE and equity interests in entities which are indirect subsidiaries of AREH which own parcels of real estate adjacent to the Sands Hotel and Casino in Atlantic City, including real property known as the Traymore site (which is adjacent to the Sands Hotel and Casino), for approximately $250 million (of which approximately $189 million is payable to the Company and approximately $61 million is payable to affiliates of AREH for the Traymore site), plus an additional $20 million for certain tax-related benefits and additional real estate. The Company is an indirect majority-owned subsidiary of AREH.
As part of the Agreement, Pinnacle required that the Company proceed to close the existing hotel-casino, which is anticipated to occur within approximately 70 days of the signing of the Agreement.
The transaction is subject to the satisfaction of customary closing conditions. The transaction is not subject to financing. The majority stockholder of the Company, AREP Sands Holding, LLC (“AREP Sands”), which owns approximately 58% of the outstanding stock of the Company, has delivered a stockholder written consent approving the transaction. AREP Sands is a wholly-owned subsidiary of AREH.
The Agreement contains non-solicitation, fiduciary out and termination fee provisions. The Company is not permitted to solicit other acquisition proposals, but for 45 days after the date of the Agreement may negotiate with anyone that submits unsolicited proposals if the Company’s board believes that such a proposal is, or is reasonably likely to result in, a proposal that is more favorable to the Company’s stockholders. If within such 45-day period, the Company’s board determines that an alternative proposal is more favorable to the Company’s stockholders, the Company is permitted to terminate the Agreement upon payment of a $10 million termination fee. In addition, entities affiliated with Carl C. Icahn, including AREH and AREP Sands, have agreed to pay to Pinnacle all of any additional value received by such entities through an overbid.
The foregoing description of the transaction does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 2.1 and is incorporated by reference herein.
Item 8.01. Other Events
On September 5, 2006, the Company issued a press release announcing that it had entered into the Agreement. The entire text of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
2.1* Acquisition Agreement, dated September 3, 2006, by and between the Company, ACE, Pinnacle, and AREH and affiliates.

99.1* Atlantic Coast Entertainment Holdings, Inc. Press Release, dated September 5, 2006.
*Filed herewith

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLANTIC COAST ENTERTAINMENT HOLDINGS, INC.
Dated: September 5, 2006	By:	/s/ Denise Barton
		Name:	Denise Barton
		Title:	Vice President, Chief Financial Officer, and Principal Accounting Officer